Exhibit 10.1

EXCHANGE AGREEMENT AND PLAN OF REORGANIZATION

This EXCHANGE Agreement and Plan of Reorganization (this “Agreement”) is adopted and agreed to this 6th day of December, 2021, (the “Effective Date”), by and among QSAM Biosciences, Inc. (“QSAM” the “Corporation”), and the shareholders whose names appear on the signature page and Exhibit A hereof (each a “Shareholder” and collectively, the “Shareholders”).

BACKGROUND

A. The Shareholders constitute all of the holders of the Corporation’s Series E-1 Preferred Stock (the “E-1 Shares”).

B. The Board of Directors (the “Board”) of the Corporation, including the independent Compensation Committee of the Board, deem it advisable and in the best interests of the Corporation based on a variety of factors that the E-1 shares be exchanged for such number of shares of the Corporation’s Common Stock (“Common Stock”) described in this Agreement and as set forth on Exhibit A.

C. The Board of the Corporation has received a formal report from a third party expert in the field of securities valuations to provide the Board with an analysis of the current value of all of the E-1 Shares as of November 26, 2021 (the “Valuation Report”). The Valuation Report supports a value for all of the E-1 Shares of $8,651,829, which the Corporation’s Compensation Committee deems to be fair and reasonable and the Board has approved.

D. The value of a share of the Corporation’s Common Stock using a 30-day weighted average pricing model ending as of the last trading day prior to the Board’s approval, and other considerations, was calculated to be $0.30 (the “Share Price”), which the Compensation Committee deems to be fair and reasonable and the Board has approved.

E. Based on the value supported by the Valuation Report and the Share Price, the Compensation Committee recommended and the Board approved as of November 30, 2021, that all of the E-1 Shares be exchanged for an equivalent value of Common Stock representing 28,839,430 shares (the “Exchange Shares”).

F. At the Effective Time, the Shareholders will exchange all of their E-1 Shares to the Corporation and will receive in exchange therefor the Exchange Shares proportionally based on their individual holdings of E-1 Shares such that, immediately following the Effective Time, the Shareholders will own the number of shares of Common Stock set forth on Exhibit A. (the “Exchange”).

G. The parties intend this Agreement and the transactions contemplated by this Agreement to qualify as an E Reorganization for federal income tax purposes pursuant to Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

NOW THEREFORE, in consideration of the mutual agreements set forth herein, and subject to the terms and provisions set forth below, the parties hereto agree as follows:

1. The Reorganization and Exchange. At the Effective Time, the Shareholders shall exchange all of their E-1 Shares to the Corporation and shall receive in exchange therefor the number of shares of Common Stock set forth on Exhibit A, representing the Exchange Shares. Upon such Exchange, all E-1 Shares shall be retired and shall not be reissued. All shares of Common Stock shall be issued to the Shareholders subject to the same vesting schedules as provided in each Shareholder’s E-1 Shares Issuance Agreement, and as further defined in Exhibit A.

2. Effective Time. This Agreement shall be effective (the “Effective Time”) immediately upon the effectiveness of this Agreement being entered into by and among the Corporation and the Shareholders effecting the Exchange of the E-1 Shares and the issuance of Exchange Shares in consideration therefor.

3. Representations and Warranties of the Corporation.

3.1 Organization and Qualification. The Corporation is an entity duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authorization to own its properties and to carry on its business as now being conducted. The Corporation is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, “Material Adverse Effect” means a material adverse effect on (i) the business, properties, financial condition, results of operations, of the Corporation or (ii) the authority or ability of the Corporation to perform its obligations under this Agreement (, the “Exchange Transaction Documents”).

3.2 Authorization; Enforcement; Validity. The Corporation has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Exchange Transaction Document and to issue the Common Stock. The execution and delivery of this Agreement and the other Exchange Transaction Documents by the Corporation and the consummation by the Corporation of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Common Stock, have been duly authorized by the Corporation’s Board of Directors and no further filing, consent, or authorization is required by the Corporation, its Board of Directors or its shareholders. Each Exchange Transaction Document has been duly executed and delivered by the Corporation, and constitutes the legal, valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

3.3 Issuance of Securities. The issuances of the Common Stock are duly authorized and, upon issuance in accordance with the terms of this Agreement, shall be validly issued and free from all taxes, liens and charges with respect to the issue thereof.

3.4 No Conflicts. The execution, delivery and performance of this Agreement and the other Exchange Transaction Document by the Corporation and the consummation by the Corporation of the transactions contemplated hereby and thereby including, without limitation, the issuance of the Common Stock will not (i) result in a violation of the Certificate of Incorporation or Bylaws of the Corporation, any memorandum of association, certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Corporation or any of its subsidiaries, any capital stock of the Corporation or any of its subsidiaries or the articles of association or bylaws of the Corporation or any of its subsidiaries or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Corporation or any of its subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and applicable laws of the State of Delaware) and any other state laws) applicable to the Corporation or any of its subsidiaries or by which any property or asset of the Corporation or any of its subsidiaries is bound or affected.

3.5 Consents. The Corporation is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other person in order for it to execute, deliver or perform any of its obligations under or contemplated by any of the Exchange Transaction Documents in accordance with the terms hereof. All consents, authorizations, orders, filings and registrations which the Corporation is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the Effective Date.

3.6 Compliance With Laws. In connection with the transaction contemplated by the Exchange Transaction Documents, the Corporation has not violated any law or any governmental regulation or requirement which violation has had or would reasonably be expected to have a Material Adverse Effect, and the Corporation has not received written notice of any such violation.

4. Representations and Warranties of the Shareholders. Each Shareholder severally, not jointly hereby represents, warrants and covenants that:

4.1 Organization; Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered by each Shareholder and shall constitute the legal, valid and binding obligations of the Shareholders enforceable against the Shareholders in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

4.2 No Conflicts. The execution, delivery and performance by the Shareholders of this Agreement and the consummation by the Shareholders of the transactions contemplated hereby will not conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, or instrument to which a Shareholder is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to a Shareholder, except in the case of clauses above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations hereunder.

4.3 Title. Each Shareholder is the beneficial owner and sole legal owner of, and has good and valid title to the E-1 Shares, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, equity or other adverse claim thereto other than encumbrances under federal or state securities laws (“Claims”). The Shareholder has not, in whole or in part, (i) assigned, transferred, hypothecated, pledged or otherwise disposed of the Series E-1 Shares or (ii) given any person any transfer order, power of attorney or other authority of any nature whatsoever with respect to the E-1 Series.

4.4 Status. Each Shareholder is an “accredited investor” as defined under the Securities Act of 1933.

4.5 Lock-Up Agreement. In connection with a public offering and up-listing to NASDAQ or NYSE of the Company’s securities, the Shareholders hereby agree not to offer, pledge, sell, contract to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company however and whenever acquired (other than those included in the registration) without the prior written consent of the Company and the managing underwriters for such offering for such period of time (not to exceed 270 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s public offering. In addition, upon request of the Company or the underwriters managing a public offering of the Company’s securities (other than the initial public offering), Participant hereby agrees to be bound by similar restrictions, and to sign a similar agreement, in connection with no more than one additional registration statement filed within 12 months after the closing date of the initial public offering, provided that the duration of the lock-up period with respect to such additional registration shall not exceed 90 days from the effective date of such additional registration statement. Notwithstanding the foregoing, if during the last 17 days of the restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, then, upon the request of the managing underwriter, to the extent required by any FINRA rules, the restrictions imposed by this Section 4.5 shall continue to apply until the end of the third trading day following the expiration of the 15-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 216 days after the effective date of the registration statement. In order to enforce the restriction set forth above, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Section 4.5.

If the underwriters release or waive any of the foregoing restrictions in connection with a transfer of shares of Common Stock, the underwriters shall notify the Company at least three business days before the effective date of any such release or waiver. Further, the Company will announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the underwriters shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (x) the release or waiver is effected solely to permit a transfer not for consideration and (y) the transferee has agreed in writing to be bound by the same terms of the lock-up provisions applicable in general to the extent, and for the duration, that such lock-up provision remain in effect at the time of the transfer.

5. Miscellaneous

5.1 Amendment; Waiver. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by all the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver be a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

5.2 Further Assurances. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be necessary to carry out the provisions of this Agreement, including to make effective or more effective the Reorganization and the intended tax consequences associated therewith.

5.3 Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, will be governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within the State of Delaware without giving effect to any conflict of law provisions thereof.

5.4 Counterpart Execution/PDF Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile, .pdf signatures, or other means of electronically imaging a signature to this Agreement shall be deemed and treated as original signatures.

5.5 Binding Effect/Assignment. This Agreement shall bind the parties and their respective successors and assigns. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned or delegated by a party (whether by operation of law or otherwise) without the prior written consent of the other parties.

5.6 Third-Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any party that is not a party to this Agreement.

5.7 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.8 Administrator Authority. Unless an independent committee is constituted by the Board of Directors, the Board of Directors will have the power to interpret this Agreement and to adopt such rules for the administration, interpretation and application as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares have vested). All actions taken and all interpretations and determinations made by the Board of Directors or independent committee, as the case may be, in good faith will be final and binding upon Shareholder, the Company and all other interested persons. No member of the Board of Directors or independent committee, as the case may be, will be personally liable for any action, determination or interpretation made in good faith with respect to this Agreement.

5.9 Survival. To representations and warranties of the Corporation and the Shareholders contained herein shall survive the Effective Time.

6. Plan of Reorganization. The parties intend that this Agreement be treated as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury Regulations promulgated under Section 368 of the Code. In furtherance thereof, the Reorganization is intended to be treated and effected in accordance with the terms of Section 368(a)(1)(F) of the Code and consistent with applicable Revenue Rulings, and the terms and provisions of this Agreement shall be interpreted and applied consistent therewith.

7. Qualified Small Business Stock. As of and immediately following the date of the Agreement, (i) the Company is an eligible corporation as defined in Section 1202(e)(4) of the Code; (ii) the Company will not have made any purchases of its own stock during the one-year period preceding the Closing having an aggregate value exceeding 5% of the aggregate value of all its stock as of the beginning of such period; (iii) the Company’s aggregate gross assets, as defined by Code Section 1202(d)(2), have never exceeded and, after taking into account the proceeds from the sale of the prior financing, will not exceed $50 million, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Code Section 1202(d)(3); (iv) the Company will be a qualified small business within the meaning of Section 1202(d) of the Code; and (v) the Company will be in compliance with the active business requirement of Section 1202(e) of the Code.

[Signatures follow]

IN WITNESS WHEREOF, the parties have executed and delivered, or caused their respective duly authorized representatives to execute and deliver, this Agreement as of the Effective Time.

CORPORATION:

QSAM BIOSCIENCES, INC.

By:	/s/ Joel Mayersohn
Name:	Joel Mayersohn
Title:	Independent Director, Chairman of Compensation Committee, and Authorized Signatory

SHAREHOLDERS:

/s/ C. Richard Piazza
Name:	C. Richard Piazza

/s/ Douglas Baum
Name:	Douglas Baum

/s/ Charles Link Jr.
Name:	Charles Link, Jr.

/s/ Christopher Nelson
Name:	Christopher Nelson

/s/ Namrata Chand
Name:	Namrata Chand

/s/ Barry Sugarman
Name:	Barry Sugarman

Signature Page to Exchange Agreement and Plan of Reorganization

Exhibit A to Exchange Agreement and Plan of Reorganization

Shareholder	Number of |E-1 Shares	Number of Shares of Common Stock	Vesting Period
C. Richard Piazza	2,975	10,093,800	Fully vested

Douglas Baum	2,975	10,093,800	Fully vested

Christopher Nelson	850	2,883,943	50% vested, balance 12/31/21

Charles Link, Jr.	850	2,883,943	50% 2/1/22, balance 2/1/23

Namrata Chand	425	1,441,971	50% 1/1/22, balance 1/1/23

Barry Sugarman	425	1,441,971	50% 1/1/22, balance 1/1/23